EXHIBIT 10.20
                                                                   -------------

September 1, 1999

Benjamin P. Shell
Heartsoft, Inc.
3101 Hemlock Circle
Broken Arrow, OK 74012

Dear Benjamin:

Pursuant to your request, The Weather Channel Enterprises, Inc., ("TWCE") hereby grants to Heartsoft, Inc. the non-exclusive, non-transferable right and license to use The Weather Channel logo and specific links to link to The Weather Channel web site, located at http://www.weather.com. In order to establish the link, we hereby grant you a non-exclusive, non-transferable sublicense to display, and you hereby agree to display, the trade names, trademarks, service names and service marks ("the Marks") on navigational screens within the Heartsoft internet browser to establish the link described above.

By signing this agreement and returning it to The Weather Channel, you agree to the following:

         All uses of the Marks shall inure solely to our benefit and you shall not edit, alter, modify or prepare any derivative work of the Content or any portion of the site.

         You shall not, directly or indirectly, imply that we endorse, sponsor, certify or approve of the information included on your web site be it content, product, service or advertisement; nor shall you take any other action which shall adversely affect the distinctive quality of the Marks, our public image or the widespread acceptance associated with the Marks and our data and information.

         The Weather Channel reserves the right to change or discontinue the style, form or content of any or all segments of the web site without notice. We may terminate the license granted here at any time, for any reason, upon TEN DAYS prior written notice or immediately upon your breach of any of the terms and conditions contained in this letter. We are the sole owner of the Content on The Weather Channel web site including, but not limited to, all copyrights, trademarks, trade names, service marks and other proprietary rights. Upon termination of the licenses granted here, you shall immediately terminate your link to The Weather Channel web site.

         The Content is being provide "AS IS/WHERE IS". We make no representations or warranties, implied or otherwise, of any kind or nature with respect to the accuracy of any of the information contained within the Content, and we disclaim the same.

         In no event shall we be liable to you, whether in contract or in tort or under an other legal theory (including strict liability) for any damages, including, but without limitation, direct or indirect, special, incidental, consequential, loss profits or similar damages arising out of or in connection with this letter or the established link to The Weather Channel web site.
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         You may not assign the rights and licenses granted herein without our prior written consent. The validity and effect of this letter shall be governed by the laws of the State of Georgia without regard to its conflicts of law rules. This letter contains the entire agreement between the parties relating to the subject matter hereof, supersedes any and all other agreements, representation or warranties of the parties in connection with such subject matter, and cannot be modified, amended or terminated except in a writing duly executed by the party to be charged therewith.

Kindly confirm your agreement to the foregoing by signing two copies of this letter and returning them to us. We shall thereafter return one original, fully executed copy to you for your files.


Very truly yours,

The Weather Channel Enterprises, Inc.

BY:  /s/ Todd Walrath
     --------------------------------
Name: Todd Walrath
Title: Chief Operating Officer, Weather.com


ACCEPTED AND AGREED TO

BY:  /s/ Benjamin P. Shell
     --------------------------------
Name:  Benjamin P. Shell
Title:  Chairman & Chief Executive Officer
        Heartsoft, Inc.